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                                                                EXHIBIT 99.1



For Immediate Release:

                                   Contact:  Arthur Newman

                                             Chief Financial Officer

                                             (615) 301-3178

                                             Art.newman@healthstream.com





                                             Mollie Elizabeth Condra

                                             Communications & Investor Relations

                                             (615) 301-3237

                                             mollie.condra@healthstream.com




                  HEALTHSTREAM'S LEARNING SOLUTIONS SELECTED BY
                             HEALTHSOUTH CORPORATION

NASHVILLE, Tenn.--(BusinessWire)--December 23, 2004--HealthStream, Inc. (NASDAQ:
HSTM), the leading provider of learning solutions for the healthcare industry, today announced that it has been selected by HealthSouth Corporation (OTC:
HLSH.PK) to provide learning solutions to their employees, with a two-year contract signed by both parties. The contract extends through March 2007 and thereafter through two annual renewal periods.

HealthStream reiterates its 2005 financial expectations that include revenue growth of 15 to 20 percent over 2004 and turning net income positive during 2005.

ABOUT HEALTHSTREAM

HealthStream (NASDAQ: HSTM) is a leading provider of learning solutions for the healthcare industry. As of September 30, 2004, approximately 1,057,000 contracted healthcare professionals have selected the Internet-based HealthStream Learning Center(TM), HealthStream's learning platform. The Company's learning products and services are used by healthcare organizations to meet the full range of their training needs, while, concurrently, supporting business objectives. Once subscribed to the HealthStream Learning Center(TM), customers benefit from increased compliance, reduced risks, and improved learning effectiveness. In addition, HealthStream has pioneered a new collaboration with pharmaceutical and medical device companies to assist them in product launch and market education initiatives within the Company's nationwide network of hospital customers. Nine of the top ten medical device companies and eight of the top ten pharmaceutical companies are among the organizations in HealthStream's growing customer base. (www.healthstream.com)

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact). These statements are based upon management's beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. Such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.